Exhibit 10.1

Amendment to Certain Equity-Based Awards

Granted under the

Regions Financial Corporation 2010 Long Term Incentive Plan

and the

Regions Financial Corporation 2006 Long Term Incentive Plan

WHEREAS, Regions Financial Corporation (the “Company”) has entered into a Stock Purchase Agreement, dated January 11, 2012, between the Company and Raymond James Financial, Inc. (“Raymond James”), pursuant to which all of the issued and outstanding shares of stock of Morgan Keegan & Company, Inc. and MK Holding, Inc. (collectively, “Morgan Keegan”) will be sold to Raymond James; and

Whereas, in connection with the sale of Morgan Keegan to Raymond James, the Compensation Committee of the board of directors of the Company (the “Committee”) has determined to amend certain equity-based awards granted to John C. Carson, Jr. (the “Executive”) that were granted under the Regions Financial Corporation 2010 Long Term Incentive Plan and the Regions Financial Corporation 2006 Long Term Incentive Plan.

NOW, THEREFORE BE IT RESOLVED, that the following amendments to the equity-based awards described below, shall be made, contingent upon, and effective as of, the closing of the sale of Morgan Keegan to Raymond James (the “Closing Date”):

1. Notwithstanding anything in the award agreement to the contrary, for the period of time following the Closing Date during which the Executive remains in continuous employment with Raymond James or any of its subsidiaries (“Raymond James Employment Period”), the Restricted Stock award granted to the Executive under the TARP Restricted Stock Award Agreement, dated February 23, 2011, shall continue to vest in accordance with its terms in the same manner that such award would have continued to vest if the Executive had remained employed by Regions or any of its subsidiaries during the Raymond James Employment Period.

2. Notwithstanding anything in the award agreement to the contrary, for the Raymond James Employment Period, the Restricted Stock award granted to the Executive under the TARP Restricted Stock Award Agreement, dated February 24, 2010, shall continue to vest in accordance with its terms in the same manner that such award would have continued to vest if the Executive had remained employed by Regions or any of its subsidiaries during the Raymond James Employment Period.

3. Notwithstanding anything in the award agreement to the contrary, for the Raymond James Employment Period, the Restricted Stock Unit award granted to the Executive under the RSU Award Agreement, dated February 28, 2008, shall continue to vest in accordance with its terms in the same manner that such award would have continued to vest if the Executive had remained employed by Regions or any of its subsidiaries during the Raymond James Employment Period.

4. Except as expressly amended herein, the Restricted Stock and RSU awards described above shall remain outstanding in accordance with their terms.

5. The Committee shall have full discretion with respect to any actions or determinations to be made in connection with the awards described above or this amendment thereto, including, but not limited to, determining the duration of the Raymond James Employment Period, and its determinations shall be final, binding and conclusive.

6. TO THE EXTENT NOT GOVERNED BY FEDERAL LAW, THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE SATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

IN WITNESS WHEREOF, the Committee has authorized the undersigned to execute this amendment on its behalf on this 30th day of March, 2012, to be effective as provided above.

By:	/s/ David J. Turner, Jr.
Title:	Senior Executive Vice President and Chief Financial Officer

AGREED AND ACKNOWLEDGED:

/s/ John C. Carson, Jr.
John C. Carson, Jr.